FOR IMMEDIATE RELEASE

TORRENT CLOSES $15.8 MILLION FINANCINGS

Vancouver, British Columbia – July 20, 2005 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following financings.

The Company has closed a private placement with three institutional investors resulting in gross proceeds of $3,300,000 by issuing 1,650,000 shares at a price of $2.00 per share. There is a cash finder’s fee of $25,000 payable related to this financing. These placement proceeds will be used to fund the Company’s pilot well program in Coos Bay, Oregon.

The Company has also completed a $12,500,000 preferred share offering. Under the terms of this financing, the Company has already received gross proceeds of $6,000,000 and is scheduled to receive another $3,500,000 just prior to filing a registration statement registering the offering plus another $3,000,000 upon effectiveness of the registration statement. These proceeds will also be used to fund the Company’s Coos Bay program and for general working capital. For more details please review the Company’s 8-K filing regarding these offerings.

Mark Gustafson, President and CEO of the Company states, “We sincerely appreciate the support from our largest shareholder, and from a new fund that has taken a share position in Torrent. We would also like to thank Matt Beckman and his colleagues at Cornell Capital Partners, LP for their continued financial support. Since our experience with Cornell last August was very positive, we look forward to continue working with them.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company’s primary objective is to create value for the Company by applying strong technical expertise to projects. The Company’s current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 70,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our intention to file a registration statement and have it declared effective so we can collect $6,500,000 of the $12,500,000 private placement of Preferred Shares. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include our inability to file or have declared effective a registration statement in the time frame set out in documents signed with the investors, or at all; and the possibility that we determine that the Coos Bay project is not viable and therefore expend proceeds on other projects. For more risk factors about our Company, readers should refer to risk disclosure in our 424 prospectus filed on Edgar on May 5, 2005.